ANDERSEN ANDERSEN & STRONG, L.L.C.
                   941 East 3300 South, Suite 220
                     Salt Lake City. Utah, 84106
                        Telephone 801-486-0096
                           Fax 801-486-0098


December 4, 2002


The United States Securities
& Exchange Commission
Division of Corporate Finance
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sirs:

Re:    Resignation as Auditor of Brookmount Explorations Inc. (the "Company")

We have reviewed the Company's current report on Form 8-K regarding our resignation as auditor and principal accountant and are in agreement with the disclosure contained therein.

We confirm that there were no disagreements between the Company and us at any time during the period that we acted as principal accountant up to and including the date of our resignation on April 10, 2002.

Yours truly,


ANDERSEN ANDERSEN & STRONG, L.C.

PER:   /s/ L. Rex Andersen

L. REX ANDERSEN